UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 3, 2007 (July 2, 2007)

Hexcel Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	1-8472	94-1109521
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Two Stamford Plaza

281 Tresser Boulevard

Stamford, Connecticut  06901-3238

(Address of Principal Executive Offices and Zip Code)

(203) 969-0666

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 2, 2007, we appointed Mark I. Clair to the position of Vice President, Controller and Chief Accounting Officer, effective July 23, 2007.  William J. Fazio, our current Controller and Chief Accounting Officer, has agreed to remain with us until August 15, 2007 to ensure a smooth transition.

Mr. Clair, age 47, served as Assistant Controller — Corporate of Terex Corporation, a diversified global manufacturer of capital equipment, from June 2005 to July 2007.  From 1988 to June 2005, Mr. Clair held various positions for United States Steel Corporation, including Director — General and Consolidation Accounting from June 2003 through May 2005, and Controller of US Steel’s Minnesota Ore Operations from June 1999 through May 2003.

Mr. Clair will receive a grant of stock options valued at $120,000 and a grant of restricted stock units valued at $60,000, each of which will vest one-third a year on each of the first three anniversaries of the date of grant.  Mr. Clair will also receive a grant of performance shares valued at $60,000, with the actual number of shares awarded to be based on our Return on Net Capital Employed for the period January 1, 2007 through December 31, 2008.  Consistent with our equity grant policy, the date of these grants will be the third trading day after we issue our second quarter earnings release. The value of each option, RSU and performance share will be determined in accordance with FAS 123(R).

Mr. Clair will participate in our annual cash bonus plan at a level commensurate with his position.  He will be eligible to participate in our Management Stock Purchase Plan, which permits him to defer up to 50% of his annual cash bonus into restricted stock units which are purchased with the portion of bonus deferred at a 20% discount from market price, and vest one-third on each of the first three anniversaries of the date of grant.

We have agreed to provide Mr. Clair a minimum of nine months severance pay in the event we terminate his employment without cause.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEXCEL CORPORATION

July 3, 2007

/s/ Ira J. Krakower
Ira J. Krakower
Senior Vice President